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                                                                    EXHIBIT 2.01


                      AGREEMENT AND PLAN OF REORGANIZATION

          This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of this 15th day of July, 1999, by and among Integrated Systems, Inc., a California corporation ("ACQUIRER"), ISI Acquisition Corporation, an Illinois corporation and a wholly owned subsidiary of Acquirer ("SUB"), Software Development Systems, Inc., an Illinois corporation, and the individuals listed on SCHEDULE A hereto (the "PRINCIPALS"). The term "Target" shall mean Software Development Systems, Inc., an Illinois corporation, and each of the entities set forth on SCHEDULE 2.4 hereto, taken as a whole.

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions hereinafter set forth, Target will merge with and into Sub in a forward triangular merger (the "MERGER"), with Sub to be the surviving corporation of the Merger, pursuant to the terms and conditions of this Agreement and the Articles of Merger to be filed with the State of Illinois substantially in the form of EXHIBIT B attached hereto (the "ARTICLES OF MERGER") and the applicable provisions of the law of the State of Illinois. Upon the effectiveness of the Merger, all of the outstanding Common Stock of Target will be converted into Common Stock of Acquirer ("ACQUIRER COMMON STOCK"). In addition, all outstanding options ("TARGET OPTIONS") will be converted into options to purchase Acquirer Common Stock, all as provided in this Agreement and the Articles of Merger. All debt instruments which by their terms are convertible into or exchangeable for equity securities of Target ("TARGET CONVERTIBLE DEBT") will be treated as set forth in Section 1.1.1(v).

         B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(D) of the Code, and as a "purchase" for accounting purposes.

         C. The parties intend that the Total Acquirer Shares (as defined below) will be the total amount of Acquirer Common Stock issued or issuable for all of Target's outstanding Common Stock, options to purchase Common Stock and any other equity interests or rights in Target of any type whatsoever.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

1.       PLAN OF REORGANIZATION

         1.1 THE MERGER. The Articles of Merger will be filed with the office of the Secretary of State of Illinois, as soon as practicable after the Closing Date (as defined in Section 6.1 hereof). The effective date and time of the last such filing is referred to herein as the "EFFECTIVE TIME". At the Effective Time, Target will be merged with and into Sub pursuant to


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this Agreement and the Articles of Merger in accordance with applicable provisions of the law of the State of Illinois as follows:

                  1.1.1 CONVERSION OF SHARES. Each share of Target Common Stock (the "TARGET COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof (the "TARGET SHAREHOLDER(S)"), be converted into the right to receive (a) the "PER SHARE CASH PAYMENT" and (b) the "APPLICABLE FRACTION" of a fully paid and nonassessable share of Acquirer Common Stock from Acquirer.

                           (i)      PURCHASE PRICE. The "Purchase Price" shall
be Forty Million Six Hundred Thousand Dollars ($40,600,000) LESS the cash payable to holders of Target Options pursuant to Section 1.1.2 below and LESS any adjustment due to unconverted or repaid Target Convertible Debt pursuant to
Section 1.1.1(v) below.

                           (ii)     THE PER SHARE CASH PAYMENT. The Per Share
Cash Payment shall be determined by dividing the Purchase Price by 2 (the "CASH PURCHASE PRICE") and then dividing the Cash Purchase Price by the Target Common Stock (as defined above). The Cash Purchase Price shall be subject to adjustment pursuant to Sections 1.1.1(iii)(B) and (C) below.

                           (iii)    THE TOTAL ACQUIRER SHARES. The total shares
of Acquirer Common Stock issuable hereunder (the "TOTAL ACQUIRER SHARES") shall be determined by dividing the Purchase Price by 2 (the "STOCK PURCHASE PRICE") and then dividing the Stock Purchase Price by the Nasdaq National Market closing prices of Acquirer's Common Stock on the most recent ten (10) trading days immediately prior to the date of this Agreement (the "PER SHARE MARKET VALUE") subject to the following adjustments.

                                    (A)      If the Per Share Market Value
exceeds $15.60, the Total Acquirer Shares will be calculated by dividing the Stock Purchase Price by $15.60.

                                    (B)      If the Per Share Market Value is
less than $10.40, the Total Acquirer Shares will be calculated as the sum of the result of dividing the Acquirer Stock Purchase Price by $10.40 and (ii) such number, if any, of additional shares that are necessary to have the Stock Purchase Price equal one-half of the sum of (A) the number of shares prior to such adjustment multiplied by the Per Share Market Value and (B) the Cash Purchase Price prior to adjustment pursuant to Section 1.1.1(iii)(B) herein. In the event an adjustment is necessary pursuant to clause (ii), then the Cash Purchase Price shall be reduced to equal the product of (1) the Per Share Market Value and (2) the number of Target Acquirer Shares, after the adjustments set forth in clause (ii) above. Notwithstanding anything to the contrary herein, in no event shall Acquirer be required to issue more shares than Nineteen and Nine Tenths Percent (19.9%) of the total number of outstanding shares of its Common Stock immediately prior to the Closing. In addition, the Cash Purchase Price shall only exceed the Stock Purchase Price upon the approval of each of Acquirer and Target, in which case the provisions, terms and conditions contained in this Agreement, the Acquirer Ancillary Agreements and the Target Ancillary Agreements


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relating to the tax-free treatment of the Merger shall no longer be applicable with respect to any party.

                                    (C)      If the Per Share Market Value is
greater than the last reported sale price of Acquirer's Common Stock on the trading day immediately prior to the Effective Time (the "EFFECTIVE TIME PRICE"), then the Cash Purchase Price shall then be reduced to equal the product of (x) the number of Total Acquirer Shares as determined pursuant to this
Section 1.1.1(iii) multiplied by (y) the Effective Time Price.

                           (iv)     APPLICABLE FRACTION. The Applicable Fraction
shall be determined by dividing (A) the Total Acquirer Shares (as defined above in Subsection 1.1.1(iii)) by (B) the total number of shares of Target Common Stock outstanding immediately prior to the Effective Time.

                           (v)      ADJUSTMENT TO PURCHASE PRICE. To the extent
that any Target Convertible Debt remains unconverted at the Effective Time because the holder declines to convert such debt as listed on SCHEDULE 1.1.1(iv) hereto, Acquirer agrees to assume the obligation of paying such unconverted Target Convertible Debt in accordance with the terms thereof. The Purchase Price shall be reduced by the amount of the principal and interest of such obligation that was repaid prior to the Effective Time or that is assumed by Acquirer. Any attempt to make an election to convert the debt after the Effective Time to Target Common Stock shall be invalid and will not be honored by Acquirer. Any fractional shares shall be handled in accordance with Section 1.2 hereof.

                  1.1.2 TARGET OPTIONS TREATMENT. Each share of Target Common Stock issuable upon the exercise of Target Options will, by virtue of the Merger and at the Effective Time, and without any action on the part of the holder thereof, be converted into the right of the holder thereof to receive a cash payment from Acquirer an amount equal to the difference between:

                           (i)      the result obtained from dividing (A) Forty
Million Six Hundred Thousand Dollars ($40,600,000) less any adjustment to the Purchase Price due to unconverted or repaid Target Convertible Debt pursuant to
Section 1.1.1(v) above by (B) the sum of the total number of shares of Target Common Stock and the total number of shares of Target Common Stock issuable upon exercise of all Target Options outstanding immediately prior to the Effective Time; and

                           (ii)     the exercise price per share of such Target
Option.

Any fractional shares shall be handled in accordance with Section 1.2 hereof.

                  1.1.3 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Effective Time, Acquirer recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the


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number of shares of Acquirer Common Stock into which the shares of Target Common
Stock, Target Options and Target Convertible Debt (that elects to convert into Acquirer Common Stock at the Effective Time) are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Target Common Stock, Options and Target Convertible Debt (that elects to convert into Target Common Stock at or prior to the Effective Time) and the holders of Acquirer shares.

                  1.1.4 DISSENTING SHARES. Holders of shares of Target Common Stock who have complied with all requirements for perfecting dissenter's rights, as set forth in the general corporation law of the State of Illinois ("ILLINOIS LAW"), shall be entitled to their rights under the Illinois Law with respect to such shares ("DISSENTING SHARES").

         1.2 FRACTIONAL SHARES. No fractional shares of Acquirer Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Target Common Stock who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock will receive from Acquirer, promptly after the Effective Time, an amount of cash equal to (i) the Per Share Market Value, as determined in Subsection 1.1.1(i) above, multiplied by (ii) the fraction of a share to which such holder would otherwise be entitled.

         1.3      ESCROW AGREEMENT. At the Closing of the Merger (as defined in
Section 6.1 hereof), Acquirer will withhold (i) that number of shares of Acquirer Common Stock which equals five percent (5%) of the sum of the Total Acquirer Shares (as defined in Section 1.1.2 hereof) on a pro rata basis among each Material Target Shareholder (as defined below), as determined pursuant to this Section 1.3 (rounded down to the nearest whole number of shares to be issued to each Material Target Shareholder) (the "ESCROW SHARES") and (ii) five percent (5%) of the Cash Purchase Price (after any adjustments pursuant to Section 1.1.1(iii)(B) hereof) (the "ESCROW CASH" and, together with the Escrow Shares, the "ESCROW CASH AND SHARES") and deliver the Escrow Cash and Shares to Chase Manhattan Bank and Trust Company, National Association (the "ESCROW AGENT"), as escrow agent, to be held by the Escrow Agent as collateral for the Material Target Shareholder's obligations under Section 10.2 and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form of EXHIBIT 1.3. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Material Target Shareholders and delivered to the Escrow Agent and, along with the Escrow Cash, will be held as collateral for Damages suffered by an Indemnified Person (each as defined in Section 10.2) for breaches of the representations, warranties and covenants of Target contained in this Agreement. The Escrow Cash and Shares will be delivered and will be held by the Escrow Agent from the Closing until the first anniversary of the Effective Time (the "ESCROW PERIOD"). However, in all cases as to matters which an Indemnified Person has given written notice of a claim for Damages during the Escrow Period, Escrow Agent shall disburse to the Material Target Shareholders such lesser amount as is sufficient to pay such claims in accordance with the terms of this Agreement and the Escrow Agreement.

                  In the event that the Merger is approved by the Target Shareholders, as provided herein, the Material Target Shareholders shall, without any further act of any Material Target Shareholder, be deemed to have consented to and approved (i) the use of the Escrow Cash and


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Shares as collateral for the Material Target Shareholder's indemnification obligations under Section 10.2 in the manner set forth in the Escrow Agreement,
(ii) the appointment of James E. Challenger as the representative of the Material Target Shareholders ( the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Material Target Shareholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement (including, without limitation, the exercise of the power to: (a) authorize delivery to Acquirer of Escrow Cash and Shares in satisfaction of claims by Acquirer; (b) agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (c) resolve any claim made by Indemnified Persons pursuant to Section 10.2; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

                  All actions, decisions and instructions of the Representative including, without limitation, the defense or settlement of any claims for which the Material Target Shareholders may be required to indemnify Acquirer or Sub pursuant to Section 9.2 hereof, shall be conclusive and binding upon all of the Material Target Shareholders and no shareholder shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative. The provisions of this paragraph are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any shareholder may have in connection with the transactions contemplated by this Agreement. The provisions of this paragraph shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such shareholder, and any references in this Agreement to a Material Target Shareholder or the Material Target Shareholders shall include the successors to the Material Target Shareholders' rights hereunder, whether pursuant to assignment, testamentary disposition, the laws of descent, and distribution or otherwise. In acting as the representative of the Material Target Shareholders, the Representative may rely upon, and shall not be liable to any shareholder for acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator's award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Representative shall incur no liability to any Material Target Shareholder with respect to any action taken or suffered by him in his capacity as Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence and the Representative shall be indemnified and saved harmless by the shareholders from all losses, costs and expenses which the Representative may incur as a result of involvement in any legal proceedings arising from the performance of his or her duties hereunder. The Representative may perform his duties as Representative either directly or by or through his agents or attorneys and the Representative shall not be responsible to the other Material Target Shareholders for any misconduct or negligence on the part of any agent or


                                       5

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attorney appointed with reasonable care by him hereunder. All fees and expenses incurred by the Representative in connection with this Agreement shall be paid by the Material Target Shareholders in proportion to their respective Pro Rata Percentages. For purposes of this Agreement, "Material Target Shareholders" shall mean all Target Shareholders, excluding Jeffrey Barth.

         1.4 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of Target will cease and Target will be merged with and into Sub, and Sub will be the surviving corporation, pursuant to the terms of the Articles of Merger, (b) each share of Target Common Stock outstanding immediately prior to the Effective Time and the Target Convertible Debt that elects to convert into Target Common Stock at or prior to the Effective Time will be converted into Acquirer Common Stock, each as provided in Sections 1.1 and 1.2, (c) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law (d) the Certificate of Incorporation and Bylaws of Target in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the surviving corporation after the Effective Time unless and until further amended as provided by law (e) the directors and officers of the Surviving Corporation after the Effective Time shall be as set forth on SCHEDULE 1.4 hereto. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the surviving corporation.

         1.5 S-3 REGISTRATION RIGHTS. Effective upon the Effective Time, each Target Shareholder who receives shares of Acquirer Common Stock, including shares issued to holders of Target Convertible Debt that elect to convert into Target Common Stock at or prior to the Effective Time, in the Merger pursuant to
Section 1.1 hereof shall be granted Form S-3 registration rights under the Securities Act of 1933, as amended (the "1933 ACT") on the terms and subject to the conditions and limitations of the Registration Rights Agreement attached hereto as EXHIBIT 1.5 (the "REGISTRATION RIGHTS AGREEMENT"). Within ninety (90) days of the Closing, Acquirer will cause to be filed a Registration Statement on Form S-3 covering the resale of all securities issued in the Merger, including shares to holders of Target Convertible Debt that converted into Target Common Stock at or prior to the Effective Time. Acquirer will use its best efforts to cause the Registration Statement to become effective promptly after filing and shall keep such Registration Statement effective until such time as each recipient of Acquirer Common Stock is eligible to sell all of the Acquirer Common Stock held by each such recipient in a three (3) month period pursuant to the resale restrictions provided for in Rule 144 under the 1933 Act. In order to enforce the foregoing covenants, Acquirer shall have the right to place restrictive legends on the certificates of the Acquirer Common Stock issued in the Merger, indicating that the shares are subject to the provisions of the Registration Rights Agreement until the sale of such shares.

         1.6 QUALIFY AS A TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the total value to be received in the Merger by the Target Shareholders is equal, in each instance, to the total value of the Target Common Stock to be surrendered in exchange therefor. The Total Acquirer Shares and the Cash


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Purchase Price will be exchanged solely for Target Common Stock, Target Options and Target Convertible Debt that elects to convert into Target Common Stock at or prior to the Effective Time, respectively, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Target Common Stock, Target Options and Target Convertible Debt that elects to convert into Acquirer Common Stock at or prior to the Effective Time. Except for the Cash Purchase Price and cash paid in lieu of fractional shares or for Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Acquirer for the Target Common Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 1.6 unless required to do so by applicable tax laws pursuant to a determination as defined in Section 1313(c) of the Code. In addition, Acquirer represents now, and as of the Closing Date, that it presently intends to continue Target's historic business or use a significant portion of Target's business assets in a business. At the Closing, the Chief Financial Officers of Acquirer and Target shall each execute and deliver tax certificates in the forms of EXHIBITS 1.6A-B, together with an acknowledgment that such certificates will be relied upon by Target and Acquirer in determining whether the Merger constitutes a reorganization under Section 368(a) of the Code. The provisions and representations contained or referred to in this Section 1.6 shall survive until the expiration of the applicable statute of limitations.

2.       REPRESENTATIONS AND WARRANTIES OF TARGET AND PRINCIPALS

         Target and the Principals, severally and in accordance with their respective pro rata shares (but not jointly and severally), hereby represent and warrant as follows, except as set forth in the Target Disclosure Schedule delivered to Acquirer by Target prior to the execution of this Agreement, as
SCHEDULE 2.0:

         2.1 ORGANIZATION AND GOOD STANDING. Target is a corporation duly organized, validly existing and in good standing under the law of the State of Illinois, and is qualified to do business in each jurisdiction where the failure to do so would have a Material Adverse Effect (as defined below) and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its business, results of operations or financial condition ("Material Adverse Change").

         2.2      POWER, AUTHORIZATION AND VALIDITY.

                  2.2.1 Target has the right, power, legal capacity and authority to enter into and, subject to Target Shareholder approval, perform its obligations under this Agreement and all agreements to which Target is or will be a party that are required to be executed pursuant to this Agreement (the "TARGET ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Target Ancillary Agreements have been duly and validly approved and authorized by Target's Board of Directors.

                  2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Target to enter into, and to perform its obligations under, this Agreement and


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the Target Ancillary Agreements, except for (a) the filing of the Articles of
Merger with the Illinois Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), (c) such filings as may be required to comply with federal and state securities laws, (d) consents required under contracts disclosed in SCHEDULE 2.11 and (e) the approval of the Target Shareholders of the transactions contemplated hereby, as provided under applicable law and Target's Articles of Incorporation and Bylaws.

                  2.2.3 This Agreement and the Target Ancillary Agreements are, or when executed by Target will be, valid and binding obligations of Target enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification or contribution in connection with the offering, issuance or sale of securities; provided, however, that the Articles of Merger will not be effective until filed with the Illinois Secretary of State.

         2.3 CAPITALIZATION. The authorized capital stock of Target consists of Thirty Million (30,000,000) shares of Common Stock, of which 7,503,288 shares are currently outstanding. An aggregate of One Million One Hundred and Twenty Five Thousand Shares (1,125,000) shares of Target Common Stock are reserved and authorized for issuance pursuant to the Target Option Plan, of which options to purchase a total of Eight Hundred and Ninety Nine Thousand Eight Hundred and Eighty (899,880) shares of Common Stock are outstanding thereunder. All issued and outstanding shares of Target Common Stock have been duly authorized and validly issued, are fully paid and non assessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Target Common Stock and Target Options and the number of shares and options held by each, along with the exercise price for each, has been delivered by Target to Acquirer herewith as
SCHEDULE 2.3. Except as set forth in this Section 2.3 and in SCHEDULE 2.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Target's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Target Common Stock or obligating Target to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. Except as indicated in the Target Disclosure Schedule, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Target's outstanding securities. Except as indicated in the Target Disclosure Schedule, Target is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. Except for the Target Options listed on SCHEDULE 2.3, no securities of Target are subject to acceleration or automatic vesting as a result of the Merger.


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         2.4      SUBSIDIARIES. Except for Subsidiaries set forth on SCHEDULE
2.4, Target does not have any subsidiaries or any ownership interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

         2.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery by Target of this Agreement nor of any Target Ancillary Agreement, nor the consummation by Target of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Target, as currently in effect, (b) in any material respect, any Material Agreement (as defined in Section 2.11) to which Target is a party or by which Target is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation known to Target to be applicable to Target or its assets or properties, except, in each case, where such conflict, termination, breach, impairment or violation would not have a Material Adverse Effect. Except as set forth on Schedule 2.5, the consummation of the Merger will not require the consent of or notice to any third party.

         2.6 LITIGATION. There is no action, proceeding, claim or investigation pending against Target before any court or administrative agency that if determined adversely to Target may reasonably be expected to have a Material Adverse Effect or to prevent Target from fulfilling its obligations under this Agreement; nor to Target's or any Principal's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to Target's and each Principals' knowledge, no reasonable basis for any shareholder or former shareholder of Target, or any other person, firm, corporation, or entity, to assert a claim against Target or Acquirer based upon: (a) ownership or rights to ownership of any shares of Target Common Stock (except for dissenter's rights with respect to shares of Acquirer Common Stock issuable by virtue of the Merger), (b) any rights as an Target Shareholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Target and the Target Shareholders.

         2.7 TAXES. Target has timely filed all federal, state, local and foreign tax returns, estimates, information statements and reports required to be filed by or on behalf of Target and its operations (collectively, "RETURNS"), has timely paid all taxes shown due on all Returns which have been filed, has established an adequate accrual or reserve for the payment of all taxes, due and payable, including reasonable accruals for taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amounts so paid or accruals or reserves so established. Target has filed with all applicable taxing authorities or applied for extensions with respect to tax returns for the most recently completed fiscal year. Target is not delinquent in the payment of any tax nor delinquent in the filing of any returns or other required documents (including but not limited to the filing of financial statements with any foreign taxing authorities), and there are no deficiencies for any tax and there are currently no taxes claimed, assessed or, to Target's or any Principal's knowledge, threatened, by any taxing authority. Target has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax. Target has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other


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taxing authority (including but not limited to any foreign state or sales tax authority) regarding Target. No tax return of Target has ever been audited by the Internal Revenue Service or any foreign or state taxing agency or authority. Target has provided to Acquirer copies of all foreign, federal and state income Returns for Target's 1996 and 1997 fiscal years. There are no liens, pledges, charges, claims, security interests or other encumbrances of any sort on the assets of Target relating to or attributable to taxes, other than liens for taxes not yet due and payable. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would be disallowed pursuant to Section 280G or 162(m) of the Code. Target is not a party to a tax sharing or allocation agreement nor does Target owe any amount under any such agreement. Target is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Target has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Target. None of Target's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code. For the purposes of this Agreement, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. Without limiting any of the foregoing, Target's inter-company transfer prices have been within five percent (5.0%) of those paid by any of Target's distributors. Target has not been a distributing corporation within the prior two (2) years in a transaction intending to qualify as a tax-free distribution under Section 355 of the Code.

         2.8 TARGET FINANCIAL STATEMENTS. Target has delivered to Acquirer as SCHEDULE 2.8 Target's (a) audited balance sheet as of December 31, 1998 (the "1998 BALANCE SHEET") and income statement and statement of cash flows for the twelve (12) month period then ended (collectively, the "1998 FINANCIAL STATEMENTS"), and (b) unaudited balance sheet as of May 31, 1999 (the "MAY 31 BALANCE SHEET") and income statement and statement of cash flows for the five
(5) month period then ended (collectively, the "MAY FINANCIAL STATEMENTS") (the 1998 Financial Statements and May Financial Statements are collectively referred to herein as the "Financial Statements"). The Financial Statements have been prepared based upon with the books and records of Target and fairly present the financial condition of Target at the dates therein indicated and the results of operations for the periods therein specified in all material respects. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, with respect to the May Financial Statements, for the absence of footnotes and as to the effect of normal year end adjustments). To the knowledge of Target and each Principal, Target has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements which would be required under generally accepted accounting principles to be reflected or reserved, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively. Without limiting the foregoing, Target represents that the refundable tax assets described in the Financial Statements are accurate in all material respects.

         2.9 TITLE TO PROPERTIES. Except as set forth on Schedule 2.9, Target has good and marketable title to or a leasehold or other rights to use all of its assets as shown on the May 31 Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable) in excess of twenty five thousand dollars ($25,000) in the aggregate. All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Target is a party are fully effective and afford Target peaceful and undisturbed possession of the subject matter of the lease. To Target's and each Principals' knowledge, Target is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), and has not received any notice of such violation with which it has not complied.

         2.10 ABSENCE OF CERTAIN CHANGES. Since May 31, 1999, there has not been with respect to Target:

                  (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect;

                  (b) any material contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

                  (c) any mortgage, encumbrance or lien placed on any of the properties of Target other than in the ordinary course of business;

                  (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business or in connection with this Agreement;

                  (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Target other than in the ordinary course of business;

                  (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Target;

                  (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

                  (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents outside of the ordinary course of business;

                  (i) any change with respect to the management, supervisory or other key personnel thereof outside of the ordinary course of business;

                  (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the 1998 Balance Sheet or incurred in the ordinary course of business thereafter; or

                  (k) any material obligation or liability incurred thereby to any of its officers, directors or shareholders or any loans or advances made thereby to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers, consultants and directors.

         2.11 MATERIAL AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth on SCHEDULE 2.11 delivered to Acquirer herewith, Target is not a party or subject to any oral or written contracts, obligations, commitments, plans, leases, instruments, arrangements or licenses not entered into in the ordinary course of business which is material to the business of Target (each a "MATERIAL AGREEMENT"), including, but not limited to any:

                  (a) Contract providing for potential payments by or to Target in excess of one hundred thousand dollars ($100,000.00) or more;

                  (b) Product distribution agreement, development agreement, or license agreement as licensor or licensee (except for standard non-exclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Acquirer's counsel, or standard licenses purchased by Target for off-the-shelf software);


                  (c) Material agreement for the lease of real or personal property;

                  (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

                  (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise in any amount individually in excess of twenty-five thousand dollars ($25,000) or in the aggregate in excess of twenty-five thousand dollars ($25,000), except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements;

                  (f) Contract containing covenants purporting to limit Target's freedom to compete in any line of business in any geographic area;

                  (g) Stock redemption or purchase agreement yet to be performed;

                  (h) Contract entered into with any OEM, VAR or other direct or indirect distributor; or

                  (i) Contract involving any non-recurring engineering fees that have or may be paid to Target.

                  All Material Agreements listed in SCHEDULE 2.11 constitute valid and enforceable obligations of the parties thereto and are in full force and effect. Target is not, nor, to the knowledge of Target and the Principals, is any other party thereto, in breach or default in any material respect under the terms of any such Material Agreement, which breach or default may reasonably be expected to have a Material Adverse Effect on Target. A copy of each agreement or document listed on SCHEDULE 2.11 has been delivered to Acquirer's counsel. Target is not a party to any contract or arrangement which, to Target's or any Principal's knowledge, has had or could reasonably be expected to have a material adverse effect on its business or prospects.

         2.12 INTELLECTUAL PROPERTY. Target owns, or has the rights to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of, or used in, its business as presently conducted and as currently contemplated by Target to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "TARGET IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for the conduct of its business and as currently contemplated by Target to be conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Target IP Right (the "TARGET IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Target IP Right or materially impair the right of Target to use, sell or license any Target IP Right or portion thereof (except where such breach, forfeiture or termination would not have a material adverse effect on Target, taken as a whole). There are no royalties, honoraria, fees or other payments payable by Target to any person by reason of the ownership, use, license, sale or disposition of the Target IP Rights (other than as set forth in the Target IP Rights Agreements listed in SCHEDULE 2.12). Neither the manufacture, marketing, license or sale of any product currently licensed or sold by Target or currently under development by Target violates any license or agreement between Target and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of Target and the Principals, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Target IP Right; nor, to the knowledge of Target and the Principals is there any basis for any such claim; nor has Target received any notice asserting that any Target IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of Target and the Principals is there any reasonable basis for any such assertion. Target has taken commercially reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Target IP Rights. SCHEDULE 2.12 contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Target to perfect or protect its interest in Target IP

Rights, including, without limitation, all issued patents, patent applications, registered copyrights, copyright applications, registered trademarks, trademark applications, registered tradenames, issued service marks, service mark applications and all Target IP Rights Agreements (except for object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same). Target has disclosed all information material to the applications, registrations and filings listed in SCHEDULE 2.12 to the appropriate government agencies, and has properly complied with all procedural requirements pertaining to the preparation and filing of such applications, registrations and filings. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all industrial and intellectual property rights in any jurisdiction in the world, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

         2.13 COMPLIANCE WITH LAWS. Target is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect), including, without limitation: (a) all applicable federal and state and foreign securities laws and regulations, (b) all applicable federal, state, local and foreign laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Target has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business and which, if not received or filed, would have a Material Adverse Effect.

         2.14 CERTAIN TRANSACTIONS AND AGREEMENTS. To Target's or any Principal's knowledge, none of its officers or directors or the Principals, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Target (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). None of the officers, directors or Principals, nor any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Target, except for normal compensation for services as an officer, consultant, director or employee thereof and contracts with respect to Target Common Stock, Target Options or Target Convertible Debt. None of said officers, directors or Principals, nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Target, except for the normal rights of a shareholder.

         2.15.    EMPLOYEES, ERISA AND OTHER COMPLIANCE.

                  2.15.1 Except as set forth in SCHEDULE 2.15.1, Target has no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All current and former officers, employees and consultants of Target having access to proprietary information or in any way involved with the creation of Target Intellectual Property Rights have executed and delivered to Target an agreement regarding the protection of such proprietary information or Target Intellectual Property Rights and the assignment to Target of all Intellectual Property Rights arising from the services performed for Target by such persons. Copies of the form of all such agreements have been delivered to Acquirer's counsel.

                  2.15.2 Target (i) has not ever been nor, to Target's or any Principal's knowledge, is subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has no current labor disputes. Target nor any Principal has any knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations and has no knowledge that any of the employees that Acquirer has indicated to Target that it desires to retain intend to leave its employ.

                  2.15.3 SCHEDULE 2.15.3 identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained, contributed to or entered into by Target under which Target or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "TARGET EMPLOYEE PLANS"). For purposes of this Section 2.15.3, "ERISA AFFILIATE" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code,
(B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, any of which includes Target. Except as set forth in SCHEDULE 2.15.3, copies of all Target Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof (including summaries of material modifications) have been delivered to Acquirer or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto), if such reports are required by ERISA, prepared in connection with any such Target Employee Plan. All Target Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "TARGET PENSION PLANS"), are identified as such in SCHEDULE 2.15.3. All contributions due from Target prior to the Closing Date with respect to any of the Target Employee Plans have been or will be made prior to such Closing Date or have otherwise been accrued on Target's financial statements as required by generally accepted accounting principles and all such contributions have or will be made in accordance with ERISA. Each Target Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Target Employee Plans.

                  2.15.4 No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Target Employee Plan which is covered by Title I of ERISA which would result in a material liability to Target taken as a whole, excluding transactions effected pursuant to (or covered by) a statutory, regulatory or administrative exemption. Neither Target nor any of its officers or directors have engaged in any transaction or acted or failed to act in any manner that violates the fiduciary requirements of ERISA with respect to any Target Employee Plan and that would subject Target or any of its officers or directors to a material liability. No event or omission has occurred in connection with any Target Employee Plan that would make Target or any of its officers or directors liable for any material tax (as defined in Section 2.7) or material penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                  2.15.5 Except as set forth in SCHEDULE 2.15.5, any Target Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that the Plan document for such Target Pension Plan satisfies the requirements for qualification, and Target is not aware of any reason why such determination may not be relied upon by such plan (other than changes in the law resulting from the Small Business Job Protection Act of 1996 and the Taxpayers Relief Act of
1997).

                  2.15.6 SCHEDULE 2.15.6 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Target Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by Target and
(C) covers any employee or former employee of Target. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the "TARGET BENEFIT ARRANGEMENTS." Each Target Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Target Benefit Arrangement. Target has delivered to Acquirer or its counsel a complete and correct copy or description of each Target Benefit Arrangement.

                  2.15.7 Except as set forth in SCHEDULE 2.15.7, there has been no amendment to, or written interpretation or announcement (whether or not written) by Target relating to, or material change in employee participation or coverage under, any Target Employee Plan or Target Benefit Arrangement that would increase materially the expense of maintaining such

Target Employee Plan or Target Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

                  2.15.8 Target (or its designee) has complied in all material respects with all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) under any Target Employee Plan occurring prior to and including the Closing Date, except where the failure to do so would not result in a material liability to Target and no material Tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Target.

                  2.15.9 No benefit payable or which may become payable by Target due to the consummation of the transactions contemplated by this Agreement or pursuant to any Target Employee Plan or any Target Benefit Arrangement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of a material excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

                  2.15.10 Target is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

                  2.15.11 To Target's and each Principal's knowledge, no employee of Target is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees by Target does not subject Target to any liability.

                  2.15.12 A list of all employees, officers and consultants of Target and their current compensation has been delivered to Acquirer and attached hereto as SCHEDULE 2.15.12.

                  2.15.13 Except for the agreements described in Section 1.1.2 hereof, Target is not a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement and the Articles of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Articles of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Articles of Merger.

         2.16 CORPORATE DOCUMENTS. Target has made available to Acquirer for examination all documents and information listed in the Target Disclosure Schedule or other Exhibits called for by this Agreement or which have been requested by Acquirer's legal counsel, including, without limitation, the following: (a) copies of Target's Articles of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders, and consents.

         2.17 NO BROKERS. Neither Target nor the Principals are obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Target Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

         2.18 DISCLOSURE. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Target to Acquirer under this Agreement, when taken together, contains any untrue statement of a material fact or, to Target or any Principal's knowledge, omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not materially misleading. To the knowledge of Target and the Principals, there are no undisclosed liabilities that would have a Material Adverse Effect or that would prevent Target from fulfilling its obligations under this Agreement. Target and Principals acknowledge that they have read the SEC Reports and have had the opportunity to interview Acquirer management regarding such SEC Reports.

         2.19 INSURANCE. Target maintains fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

         2.20     ENVIRONMENTAL MATTERS.

                  2.20.1 During the period that Target has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) by Target, or to Target's or each Principals' knowledge, by others, on, from or under such properties or facilities, the liability for which would have a material adverse effect on Target's business, financial condition, results of operations or prospects. Neither Target nor any Principal has any knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Target having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

                  2.20.2 To the knowledge of Target and the Principals, none of the properties or facilities of Target is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Target has owned or leased its properties and facilities, neither Target nor, to Target's and the Principals' knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials except in substantial accordance with applicable environmental laws.

                  2.20.3 During the time that Target has owned or leased its respective properties and facilities, there has been no litigation brought or threatened against Target by, or any settlement reached by Target with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

         2.21 INTERESTED PARTY TRANSACTIONS. No officer or director of Target or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Target any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Target is a party or by which it may be bound or affected.

         2.22 APPLICABILITY OF SECTION 368(a). To the knowledge of Target, the Principals and Target's Affiliates, there are no facts or transactions that would prevent the treatment of the Merger as a reorganization qualifying under the provisions of Section 368(a) of the Code.

         2.23     TREATMENT OF CERTAIN TARGET SECURITYHOLDERS.

                  2.23.1 Robert Zieserl has entered into an agreement with Target pursuant to which Mr. Zieserl will receive 652,526 shares of Target Common Stock in exchange for terminating all put, conversion, exchange or other rights contained in that certain Subscription and Securities Restriction Agreement dated January 1, 1998 between Mr. Zieserl and the Company.

                  2.23.2 Hewlett-Packard has elected in writing to receive payment of all outstanding principal and accrued interest in full in cash related to that certain Convertible Secured Subordinated U.S. $3,000,000 Promissory Note dated March 11, 1998 and that certain Convertible Secured Subordinated U.S. $2,000,000 Promissory Note dated November 16, 1998 at the Closing.

         2.24 MANAGEMENT LETTER. Target has received from its independent auditors, a management letter for the audit of the most recently completed fiscal year.

3.       REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB

         Acquirer and Sub hereby jointly and severally represent and warrant as follows, that, except as set forth on the Acquirer Disclosure Schedule delivered to Target by Acquirer prior to the execution of this Agreement, as SCHEDULE 3.0:

         3.1      ORGANIZATION AND GOOD STANDING.

                  3.1.1 Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business in each jurisdiction where the failure to do so would have a Material Adverse Effect.

                  3.1.2 Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present operations or financial condition.

         3.2      POWER, AUTHORIZATION AND VALIDITY.

                  3.2.1 Acquirer and Sub have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement, and all agreements to which Acquirer or Sub is or will be a party that are required to be executed pursuant to this Agreement (the "ACQUIRER ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements have been duly and validly approved and authorized by Acquirer's Board of Directors and Sub's Board of Directors and sole shareholder. Acquirer is not required to obtain the approval of its stockholders in connection with this Agreements or the transactions contemplated hereby

                  3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Acquirer or Sub to enter into, and to perform its obligations under, this Agreement and the Acquirer Ancillary Agreements, except for (a) the filing of the Articles of Merger with the Illinois Secretary of State, the filing of appropriate documents with the relevant authorities of other states in which Acquirer and Sub are qualified to do business, if any; (b) compliance with HSR and (c) such filings as may be required to comply with federal and state securities laws.

                  3.2.3 This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer and/or Sub (as applicable) will be, valid and binding obligations of Acquirer and Sub enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification or contribution in connection with the offering, issuance or sale of securities; provided, however, that the Articles of Merger will not be effective until filed with the Illinois Secretary of State.

                  3.2.4 The Acquirer Common Stock to be issued to Target Shareholders in the Merger has been duly authorized and, when issued by Acquirer will be validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws and will be free and clear of all liens, encumbrances and adverse claims.

         3.3 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor any Acquirer Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Articles of Incorporation of Acquirer or Sub, respectively, or the Bylaws of Acquirer or Sub, all as currently in effect, (b) in any material respect, any material instrument or contract to which Acquirer or Sub is a party or by which Acquirer or Sub is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquirer or Sub or their assets or properties. Acquirer is not currently in material violation of any agreement material to its business.

         3.4 ACQUIRER SEC REPORTS. Acquirer has filed and made available to the Target and the Target Shareholders all forms, reports and documents required to be filed by Acquirer with the Commission under the Exchange Act and the Securities Act since February 28, 1998 (collectively, the "ACQUIRER SEC REPORTS"). The Acquirer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquirer SEC Reports or necessary in order to make the statements in such Acquirer SEC Reports, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Acquirer included in the Acquirer SEC Reports (the "ACQUIRER FINANCIAL STATEMENTS") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, and were, when filed, in accordance with the books and records of Acquirer, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in Target Shareholders' equity and cash flows of Acquirer and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

         3.5 ABSENCE OF CERTAIN CHANGES. Since the most recent SEC Report, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of

Acquirer which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon except as disclosed in the SEC Reports.

         3.6 COMPLIANCE WITH LAWS. Acquirer and Sub have complied, or prior to the Closing Date will have complied, and are or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to them, the violation of which would have a material adverse effect upon their business. Acquirer and Sub have received all permits and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with their present business. To Acquirer's and Sub's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to them, would result in any material adverse change on their respective business, financial condition, results of operations or prospects.

         3.7 DISCLOSURE. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Acquirer to Target under this Agreement, when taken together, contains any untrue statement of a material fact or, to Acquirer's knowledge, omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not materially misleading. To the knowledge of Acquirer, there are no undisclosed liabilities that would have a Material Adverse Effect or that would prevent Acquirer from fulfilling its obligations under this Agreement.

         3.8 NO BROKERS. Acquirer and Sub are not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Acquirer Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

         3.9 APPLICABILITY OF SECTION 368(a). To the knowledge of Acquirer, Sub and their respective Affiliates, there are no situations that would prevent the treatment of the Merger as a reorganization qualifying under the provisions of Section 368(a) of the Code. Acquirer has no plan or intention directly or indirectly (through one or more related parties) to reacquire any of its voting common stock issued in the Merger. For these purposes "related parties" include corporations which are members of the same affiliated group as defined in
Section 1504 of the Code (determined without regard to Section 1504(b) of the Code), or two corporations if the first corporation purchases the stock of the second corporation in a transaction which would be treated as a distribution in redemption of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treas. Reg. Sec. 1.1502-80(b)). In addition, a corporation will be treated as related to another corporation if such relationship exists immediately before or immediately after the acquisition of the stock involved. Moreover, a corporation, other than Target or a person related to Target, will be treated as related to Acquirer if the relationship is created in connection with the Merger. Acquirer may from time to time repurchase some of its issued and outstanding common stock in open market repurchase transactions unrelated to the Merger without breaching the terms of this Section 3.9.

4.       TARGET AND PRINCIPAL STOCKHOLDER COVENANTS

         During the period from the date of this Agreement until the Effective Time, Target and the Principals, covenant and agree as follows:

         4.1 ADVICE OF CHANGES. Target will promptly advise Acquirer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (b) of any material adverse change in Target's business, results of operations, financial condition or prospects.

         4.2 SHAREHOLDERS APPROVAL. Target will obtain the approval of the Target Shareholders at the earliest practicable date approving this Agreement, the Target Ancillary Agreements, the Merger and related matters, which approval will be unanimously recommended by Target's Board of Directors and management. To the extent the Principals hold any Target Common Stock at the effective date of the written consent, the Principals agree to approve this Agreement, Merger and all related matters.

         4.3 REGULATORY APPROVALS. Target will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement. Target will use its best efforts to obtain all such authorizations, approvals and consents.

         4.4 NECESSARY CONSENTS. Target and each Principal will use its best efforts to obtain such approvals and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Acquirer to carry on Target's business after the Closing. Until the forty-fifth (45th) day after the Closing, each Principal also will use its best efforts to obtain such approvals and consent to the assignment of those agreements that require assignment in the sole judgment of Acquirer.

         4.5 LITIGATION. Target will notify Acquirer in writing promptly after learning of any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

         4.6 ACCESS TO INFORMATION. Until the Closing, Target will allow Acquirer and its agents reasonable access to the files, books, records and offices of Target, including, without limitation, any and all information relating to Target's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Target will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. All such information shall be subject to the terms of the non-disclosure provisions set forth in that certain Confidentiality Agreement dated as of June 15, 1999 entered into by the parties hereto (the "CONFIDENTIALITY AGREEMENT").

         4.7 SATISFACTION OF CONDITIONS PRECEDENT. Target will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Target will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         4.8 TARGET DISSENTING SHARES. As promptly as practicable after the date of the Target Shareholders' and prior to the Closing Date, Target shall furnish Acquirer with the name and address of each Target Shareholder who requests appraisal rights pursuant to Section 5/11 of the Illinois Corporation Act of 1983, as amended (the "TARGET DISSENTING SHAREHOLDER") and the number of Target Common Stock (the "DISSENTING SHARES") owned by such Target Dissenting Shareholder.

         4.9 PURCHASE ACCOUNTING. Target shall use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Acquirer to account for the business combination to be effected by the Merger as a purchase.

         4.10 BLUE SKY LAWS. Target shall use its best efforts to assist Acquirer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

         4.11 NO SOLICITATION. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 9 hereof, Target and the Principals will not (nor will Target permit any of Target's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Acquirer and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of Target (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock or assets, (b) provide information with respect to it to any person, other than Acquirer, relating to the possible acquisition of Target (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock or assets, (c) enter into an agreement with any person, other than Acquirer, providing for the acquisition of Target (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Target (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock or assets by any person, other than by Acquirer. In addition to the foregoing, if Target or any Principal receives prior to the Effective Time or the termination of this Agreement any offer, proposal or request relating to any of the above, Target shall immediately notify Acquirer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal and such other information related thereto as Acquirer may reasonably request.

         4.12 TERMINATION OF BENEFIT PLANS. The Target Board of Directors shall approve the termination of any Target Pension Plan which is covered by Sections 401(k) or 408 of the Code, effective as of the Effective Time, or take such other actions concerning such Target Pension Plan, as reasonably requested by Acquirer.

         4.13 REDUCTION OF WORKFORCE. Prior to the Effective Time, Target shall reduce its number of employees pursuant to a plan approved by Acquirer.

         4.14 TREATMENT OF CERTAIN TARGET OPTION HOLDER. During the period from the date of this Agreement until the Effective Time, Target shall comply in all respects with the provisions of that certain Software Development Systems, Inc. Incentive Stock Option Agreement dated January 1, 1998 between Target and Jeffrey Barth (the "Barth Agreement"), including but not limited to Section 5 thereof.

         4.15 FURTHER ASSURANCES. Target and each Principal agree that if, at any time before or after the Effective Time, Acquirer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquirer title to any property or rights of Target, Acquirer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Acquirer and otherwise to carry out the purpose of this Agreement, in the name of Target or otherwise.

5.       ACQUIRER AND SUB COVENANTS

         5.1 ADVICE OF CHANGES. During the period from the date of this Agreement until the Effective Time, Acquirer and Sub will promptly advise Target in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquirer or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (b) of any material adverse change in Acquirer's or Sub's business, results of operations, financial condition or prospects.

         5.2 REGULATORY APPROVALS. During the period from the date of this Agreement until the Effective Time, Acquirer and Sub will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement. Each of Acquirer and Sub will use its best efforts to obtain all such authorizations, approvals and consents.

         5.3 SATISFACTION OF CONDITIONS PRECEDENT. During the period from the date of this Agreement until the Effective Time, each of Acquirer and Sub will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and each of Acquirer and Sub will use its best efforts to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         5.4 BLUE SKY LAWS. During the period from the date of this Agreement until the Effective Time, Acquirer shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

         5.5 PURCHASE ACCOUNTING. During the period from the date of this Agreement until the Effective Time, Acquirer shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a purchase. Acquirer shall use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Acquirer to account for the business combination to be effected by the Merger as a purchase.

         5.6      EMPLOYEE MATTERS.

                  5.6.1 EMPLOYEE STOCK PURCHASE PLAN. During the period from the date of this Agreement until the Effective Time, subject to compliance with purchase of interests accounting treatment and the requirements of any applicable laws, employees of Target who become employees of Acquirer at or after the Effective Time shall be permitted to participate in Acquirer's Employee Stock Purchase Plan (the "ESPP") commencing with the first Offering Period (as defined in the ESPP) following the Effective Time and such employees will receive full credit for the period of their employment with Target by Acquirer for such purposes, subject to compliance with the eligibility and other provisions of such plan; provided, however, nothing contained herein shall require Acquirer to continue the employment of any such employee.

                  5.6.2 OTHER BENEFIT PLANS. During the period from the date of this Agreement until the Effective Time, the requirements of any applicable laws, employees of Target who become employees of Acquirer at or after the Effective Time will be permitted to participate in those employee benefit plans sponsored by Acquirer in which similarly situated Acquirer employees participate subject to the eligibility and other provisions of such Acquirer employee benefit plans. Such employees will receive full credit for the period of their employment with Target by Acquirer for such purposes; provided, however, nothing contained herein shall require Acquirer to continue the employment of any such employee.

         5.7 UPDATE SEC REPORTS. During the period from the date of this Agreement until the Effective Time, Acquirer shall update the SEC Reports and any other disclosures related thereto for any material information which has come into existence since the SEC Reports were previously provided to Target's counsel for delivery to the Target Shareholders through the Shareholder mailing, until and through Closing.

         5.8 OUTSTANDING DEBT AND OTHER LIABILITIES. Effective as of the Closing, Acquirer will assume all outstanding debt and other liabilities of Target, including, without limitation, amounts owed to vendors and service providers and the principal and interest of the Target Convertible Debt that is not converted into Acquirer Common Stock pursuant to the terms of Section 1.1.1(iv) hereof. Acquirer shall pay such debt and liabilities in accordance with the terms thereof.

         5.9 NO SOLICITATION. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 9 hereof, Acquirer will not (nor will Acquirer permit any of Acquirer's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with Embedded Support Tools, Inc. ("EST"): (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of EST (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of EST's capital stock or assets by Acquirer, (b) provide information to EST, relating to the possible acquisition of EST (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of EST's capital stock or assets by Acquirer, (c) enter into an agreement with EST, providing for the acquisition of EST (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of EST's capital stock or assets by Acquirer or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of EST (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of EST's capital stock or assets.

         5.10 ELECTION OF MR. CHALLENGER TO ACQUIRER BOARD OF DIRECTORS. Acquirer agrees to appoint James E. Challenger to its Board of Directors upon the creation of a vacancy on its Board of Directors, which vacancy shall be created, subject to Acquirer stockholder approval, at its next Annual Stockholders' Meeting.

         5.11 NO TRADING OF ACQUIRER SECURITIES. During the period from the date of this Agreement until the Effective Time, Target and each Principal agree that they shall not, directly or indirectly, offer or contract to purchase any shares of Acquirer's Common Stock or any securities convertible into or exchangeable for or any other rights to purchase or sell such Common Stock.

6.       CLOSING MATTERS

         6.1 THE CLOSING. Subject to termination of this Agreement as provided in Section 9 below, the Closing will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California on or before July 21, 1999 (the "CLOSING"), or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as Target and Acquirer may mutually select (the "CLOSING DATE"). Concurrently with the Closing, an Articles of Merger will be filed in the office of the Illinois Secretary of State. The Articles of Merger provides that the Merger shall become effective upon filing.

         6.2      EXCHANGE OF CERTIFICATES.

                  6.2.1 As of the Effective Time, all shares of Target Common Stock that are not Dissenting Shares that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Acquirer the number of shares of Acquirer Common Stock determined as set forth in Section 1.1.1, subject to Sections 1.1.5, 1.1.6, 1.2 and 1.3.

                  6.2.2 Promptly after The Effective Time, each holder of shares of Target Common Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "TARGET CERTIFICATES"), duly endorsed as requested by Acquirer, to Acquirer's counsel for cancellation for Acquirer's records. Prior to the Effective Time, each holder of Target Convertible Debt that elected to convert to Acquirer Common Stock at the Effective Time will surrender the original promissory note(s), security agreement(s) and other related documentation (the "DEBT INSTRUMENTS") and Target shall forward the Debt Instruments to Acquirer's counsel for cancellation and retention for Acquirer's records. Prior to the Effective Time, Acquirer's counsel will forward a letter of instruction to Chemical Mellon Shareholder Services, acting as the transfer agent for Acquirer, (the "EXCHANGE AGENT") instructing the Exchange Agent to issue to Acquirer's counsel a certificate for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof, less the shares of Acquirer Common Stock deposited into escrow pursuant to
Section 1.3 hereof. Acquirer's counsel will release such certificate at the Effective Time, provided such holder has surrendered its, his or her Target Certificate(s) to Acquirer's counsel, to each such tendering holder. Acquirer will distribute any cash payable under Section 1.1.1 or Section 1.2.

                  6.2.3 No dividends or distributions payable to holders of record of Acquirer Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Target Certificate(s) until the holder of the Target Certificate(s) surrenders such Target Certificate(s) or if such certificates are lost, stolen or destroyed, provides an indemnity reasonably acceptable to Acquirer. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Target Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Acquirer Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                  6.2.4 All Acquirer Common Stock and cash delivered upon the surrender of Target Common Stock in accordance with the terms hereof and the terms of the Escrow Agreement will be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Common Stock. There will be no further registration of transfers on the stock transfer books of Target or its transfer agent of the Target Common Stock. If, after the Effective Time, Target Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

                  6.2.5 Until certificates representing Target Common Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Acquirer Common Stock and cash into which the Target Common Stock will have been converted, subject to the Escrow Agreement with respect to the number of shares withheld as Escrow Shares.

                  6.2.6 Certificates which are not presented to Acquirer's counsel within one (1) year after the Closing shall be canceled and the holder thereof will no longer be entitled to receive any Acquirer securities in consideration thereof. Any Debt Instruments not delivered at or prior to the Effective Time will not be deemed to be convertible into Acquirer Common Stock and shall be assumed by Acquirer and payable only in cash pursuant to the terms thereof.

         6.3 ASSUMPTION OF OPTIONS. Promptly after Closing, Acquirer will notify in writing each holder of a Target Option of the assumption of such Target Option by Acquirer, and the number of shares of Acquirer Common Stock that are then subject to such option and the exercise price of such option, as determined pursuant to Section 1.1 hereof.

7.       CONDITIONS TO OBLIGATIONS OF TARGET

         Target's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

         7.1 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         7.2 GOVERNMENT CONSENTS. Acquirer has obtained at or prior to the Closing Date such permits or authorizations, and shall have taken such other action, as may be required to taken by Acquirer to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws.

         7.3 OPINION OF ACQUIRER'S COUNSEL. Target shall have received from counsel to Acquirer an opinion substantially in the form of EXHIBIT 7.3.

         7.4 SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Articles of Merger shall have been approved and adopted by Target Shareholders, as required by applicable law and Target's Articles of Incorporation and Bylaws.

8.       CONDITIONS TO OBLIGATIONS OF ACQUIRER

         The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer, but only in a writing signed by Acquirer):

         8.1 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         8.2 GOVERNMENT CONSENTS. Target has obtained at or prior to the Closing Date such permits or authorizations required to be obtained by Target, and has taken such other action, as may be required by Target to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws.

         8.3 OPINION OF TARGET'S COUNSEL. Acquirer shall have received from counsel to Target, an opinion substantially in the form of EXHIBIT 8.3.

         8.4 NO LITIGATION. There is no litigation or proceeding threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

         8.5 REQUISITE APPROVALS. The principal terms of this Agreement and the Articles of Merger shall have been approved by the holders of no less than ninety-five percent (95%) of Target Common Stock and the waiver of amounts to be received by any Principal from treatment under Section 280G of the Code shall have been approved by the holders of no less than seventy-five percent (75%) of Target Common Stock.

         8.6 DISSENTING SHARES. There shall be no more than five percent (5%) of Target Dissenting Shares.

9.       TERMINATION OF AGREEMENT

         9.1 PRIOR TO CLOSING. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

         9.2 AT THE CLOSING. At or prior to the Closing, this Agreement may be terminated and abandoned:

                  9.2.1 By Acquirer if any of the conditions precedent to Acquirer's obligations set forth in Section 8 above have not been fulfilled or waived at and as of the Closing; or

                  9.2.2 By Target if any of the conditions precedent to Target's obligations set forth in Section 7 above have not been fulfilled or waived at and as of the Closing.

                  9.2.3    Any termination of this Agreement under this Section
9.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

         9.3      REMEDIES. Any termination of this Agreement pursuant to this
Section 9 will be without further obligation or liability upon any party in favor of the other party hereto other than except as set forth in this Section
9.3 and the obligations provided in Sections 11.7 and 11.15, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Target and Acquirer to use their best efforts to cause the Merger to be consummated, as set forth in Sections 4.10 and 5.3 hereof, respectively.

10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

         10.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of Target, Acquirer and Sub contained in this Agreement will survive the Effective Time and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the termination of this Agreement or one year after the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their express terms state that they survive for a longer period), PROVIDED HOWEVER, that representations, warranties and covenants involving intentional fraud or willful misconduct shall survive the Closing without the limitation set forth in this Section 10.1 and that representations contained in Section 2.7 shall survive the Closing until the expiration of the applicable statute of limitations (including extensions).

         10.2     AGREEMENT TO INDEMNIFY.

                  10.2.1 Subject to the limitations set forth in this Section 10, up and until the Closing, the Material Target Shareholders shall severally (in accordance with their respective pro rata percentage interests) indemnify, defend and hold harmless the Acquirer, its Affiliates, officers, directors, employees, consultants and agents (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, liabilities, damages and/or costs including, including without limitation attorneys fees ("DAMAGES"):

                           (a)      arising out of any misrepresentation or
breach of or default in connection with any of the representations, warranties and covenants given or made by Target and the Principals in this Agreement or in any certificate, document or instrument delivered by or on behalf of Target pursuant hereto; or

                           (b)      Resulting from any failure of any Target
Shareholders to have good, valid and marketable title to the issued and outstanding Target Common Stock held by such Shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Target Common Stock in favor of the Merger and the other transactions contemplated by the Articles of Merger.

                           (c)      Resulting from the failure of Acquirer or
Target to obtain consents described in the second sentence of Section 4.4 hereto.

                  10.2.2 Subject to the limitations set forth in this Section 10, after the Closing, the Target Shareholders will indemnify and hold harmless the Indemnified Persons from and against any and all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations and warranties given or made by Target or the Principals in
Section 2 of this Agreement.

                  10.2.3   In seeking indemnification for Damages under this
Section 10, the Indemnified Persons shall first exercise their remedies with respect to the Escrow Cash and Shares and any other assets deposited in escrow pursuant to the Escrow Agreement and the Escrow Cash and Shares and such other assets shall be the initial source of indemnification in connection therewith. In seeking indemnification for Damages under Section 10.2.2, the Indemnified Persons shall exercise their remedies first with respect to the Escrow Cash and Shares deposited in escrow pursuant to the Escrow Agreement. The maximum liability of any

Target Shareholder with respect to any claim for intentional fraud or willful misconduct shall be several and not joint.

                  10.2.4 Acquirer will indemnify, defend and hold harmless Target, its Affiliates, officers, directors, employees, consultants and agents from any and all Damages arising from any misrepresentations or breach of or default in performance of any of the representations and warranties and covenants given or made by Acquirer in this Agreement, in any certificate, document or instrument delivered by or on behalf of Acquirer pursuant hereto.

                  10.2.5 Except as set forth in Section in the last sentence of this Section 10.2.5, the Escrow Cash and Shares and any other assets deposited in escrow pursuant to the Escrow Agreement shall be the Indemnified Persons' sole recourse under this Section 10.2, and no claim for Damages shall first be made under this Section 10.2 after expiration of the Escrow Period. The aggregate amount of Acquirer Damages shall not exceed the Purchase Price divided by three (3). Except as set forth in Section 10.2.6, the remedies set forth in this Section 10 shall be the exclusive remedies of Acquirer and the other Indemnified Persons against any Material Shareholder, but shall not be deemed to limit any other remedies of Acquirer, legal or otherwise, against Target. None of the limitations set forth in this Section 10.2.5 or the last sentence of
Section 10.2.6 shall in any manner limit the liability or indemnification obligations of the Material Shareholders or Acquirer with respect to intentional fraud or willful misconduct.

                  10.2.6 The indemnification provided for in this Article 11 shall not apply unless the aggregate Target Damages or Acquirer Damages, as the case may be, for which one or more Indemnified Persons seeks indemnification exceeds $150,000. In the event that such Damages do exceed $150,000, Material Shareholders or Acquirer, as the case may be, will indemnify the full amount of such Damages, including the initial $150,000 of Damages.

11.      MISCELLANEOUS

         11.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its conflict of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto and any attempt to do so will be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

         11.5 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target Shareholders; but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Shareholders without obtaining such further approval.

         11.6 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         11.7 EXPENSES. In the event that the transaction is not consummated, each company will be responsible for its own fees and expenses in connection with the proposed transaction. In the event that the transaction is consummated, Acquirer will be responsible for its own fees and expenses and for Target's reasonable fees and expenses in connection with the transaction.

         11.8 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of the suit, and not as damages, reasonable attorneys' fees, including without limitation, costs, expenses and fees on any appeal.

         11.9 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by registered or certified mail, postage prepaid, by telecopy or by nationally recognized courier service, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

                  (i)      If to Acquirer:

                           Integrated Systems, Inc.
                           201 Moffett Drive
                           Sunnyvale, CA 94089
                           Facsimile: (650) 568-6039
                           Attention: President

                           WITH A COPY TO:

                           Fenwick & West LLP

                           Two Palo Alto Square
                           Palo Alto, CA 94306
                           Facsimile: (650) 494-1417
                           Attention: Fred Greguras, Esq.

                  (ii)     If to Target:

                           Software Development Systems, Inc.
                           777 Prospect Avenue
                           Winetka, IL 60093
                           Facsimile: (630) 971-5901
                           Attention: President

                           WITH A COPY TO:

                           Sachnoff & Weaver LLP
                           30 S. Wacker Drive
                           Chicago, IL 60614
                           Facsimile: (312) 207-6400
                           Attention: Seth Hemming, Esq.

                  (iii)    If to Principals:

                           To the address or facsimile number indicated below such individuals name on EXHIBIT A hereto or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.9.

         11.10 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

         11.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

         11.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         11.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         11.14 PUBLIC ANNOUNCEMENT. Upon execution of the Agreement by both parties, and until the consummation of the Merger, all press releases and other public and private communications shall be made by the parties only with the prior mutual written consent of Target and Acquirer, except that Acquirer may make such disclosures as are required by applicable law; provided, however, that a copy of such disclosure shall first be submitted to Target within a reasonable time period prior to the dissemination thereof.

         11.15 CONFIDENTIALITY. Acquirer and Target each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, the terms of the Confidentiality Agreement are incorporated herein by reference.

         11.16 ENTIRE AGREEMENT. This Agreement, the exhibits hereto and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties, with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"ACQUIRER"                                    "TARGET"

INTEGRATED SYSTEMS, INC.                      SOFTWARE DEVELOPMENT SYSTEMS, INC.


By: /s/ Charles M. Boesenberg                 By: /s/ James E. Challenger
   ------------------------------                ------------------------------
Name: Charles M. Boesenberg                   Name: James E. Challenger
      ---------------------------                  ----------------------------
Its: President & CEO                          Its: CEO
     ----------------------------                  ----------------------------

"SUB"

ISI ACQUISITION CORPORATION


By: /s/ Charles M. Boesenberg
   -------------------------------
Name: Charles M. Boesenberg
      ----------------------------
Its: President & CEO
    ------------------------------

"PRINCIPALS"


                                               James E. Challenger, Jr. 1994
                                               GST Trust U/A 12/30/94


/s/ James E. Challenger, Jr.                By: /s/ James E. Challenger, Jr.
--------------------------------                ------------------------------
James E. Challenger, Jr.                         James E. Challenger, Jr.,
                                                 Trustee

/s/ Robert M. Zierserl                       /s/ Anthony D. Skiba
--------------------------------            ---------------------------------
Robert M. Zieserl                           Anthony D. Skiba



Robert M. Zieserl Irrevocable Gift Trust    Robert M. Zieserl Irrevocable
f/b/o John William Zieserl, dated March     Gift Trust f/b/o Charles Moran
19, 1999                                    Zieserl, dated March  19, 1999


By:  /s/ James F. Shaw, Jr.                 By: /s/ James F. Shaw, Jr.
-------------------------------                 -----------------------------
      James F. Shaw, Jr., Trustee                James F. Shaw, Jr., Trustee



John William Zieserl Minority Trust         Charles Moran Zieserl Minority
dated 12/23/98                              Trust dated 12/23/98


By:  /s/ James F. Shaw, Jr.                 By: /s/ James F. Shaw, Jr.
------------------------------                  -----------------------------
      James F. Shaw, Jr., Trustee                James F. Shaw, Jr., Trustee


            [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]



                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                               List of Principals

Exhibit B                               Articles of Merger

Schedule 1.1.1(iv)                      Hewlett Packard $5,513,920 Target
                                        Convertible Debt

Exhibit 1.3                             Escrow Agreement

Schedule 1.4                            Directors and Officers of Surviving
                                        Corporation

Exhibit 1.5                             Registration Rights Agreement

Exhibit 1.6A                            Acquirer Officers Tax Certificate

Exhibit 1.6B                            Target Officers Tax Certificate

Schedule 2.0                            Target Disclosure Schedule

Schedule 2.3                            List of all holders and numbers held of
                                        Target Common Stock and Target Options.

Schedule 2.4                            List of Target's subsidiaries

Schedule 2.5                            Third Party Consents

Schedule 2.8                            Target's 1998 Financial Statements and
                                        May Financial Statements

Schedule 2.9                            Title to Properties

Schedule 2.11                           Material Agreements

Schedule 2.12                           Target IP Rights Agreements and
                                        applications, registration and filings
                                        to protect Target IP Rights and related
                                        disclosures

Schedule 2.15.1                         Employment Contracts and Consulting
                                        Agreements

Schedule 2.15.3                         Target Employee Plans

Schedule 2.15.5                         Target Pension Plan

Schedule 2.15.6                         Target Benefit Arrangements

Schedule 2.15.7                         Amendments to Benefit Plan or
                                        Arrangement

Schedule 2.15.12                        List of all Employees, Officers and
                                        Consultants

Schedule 3.0                            Acquirer Disclosure Schedule

Exhibit 7.3                             Form of Opinion of Acquirer's Counsel

Exhibit 8.3                             Form of Opinion of Target's Counsel

                                    Exhibit A

                                Target Principals


James E. Challenger, Jr.

Robert M. Zierserl

Anthony Skiba